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                                                                       EXHIBIT 5

            [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

                  WRITER'S DIRECT DIAL NUMBER (214) 969 - 2800

                                 March 27, 1998

INSpire Insurance Solutions, Inc.
300 Burnett Street
Fort Worth, Texas 76102-2799

Ladies/Gentlemen:

     We have acted as counsel to INSpire Insurance Solutions, Inc., a Texas corporation (the "Company"), in connection with the proposed public offering of up to 345,000 shares of the Company's Common Stock, par value of $.01 per share (the "Common Stock") and up to 345,000 Class A Junior Preferred Stock Purchase Rights (the "Rights"), as described in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 27, 1998 (the "Registration Statement").

     We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions listed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

     Based upon such examination and representations, we advise you that, in our opinion:

     A. The shares of Common Stock that are to be sold and delivered by F. George Dunham, III ("Dunham"), Ronald O. Lynn ("Lynn"), Jeffrey W. Robinson ("Robinson") and The Millers Mutual Fire Insurance Company ("Millers Mutual") (Dunham, Lynn and Robinson, collectively the "Individual Selling Shareholders"; the Individual Selling Shareholders and Millers Mutual, collectively the "Selling Shareholders") as contemplated by the Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as Exhibit 1.1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 6, 1998, Registration No. 333-47413 (the "Prior Registration Statement"), have been duly and validly authorized by the Company.
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

INSpire Insurance Solutions, Inc.
March 27, 1998
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     B.   The shares of Common Stock that are to be sold and delivered by the
Individual Selling Shareholders as contemplated by the Underwriting Agreement will, when issued and delivered in accordance with the terms of the Underwriting Agreement, be validly issued, fully paid and non-assessable.

     C. The shares of Common Stock that are currently held by Millers Mutual and which are to be sold and delivered by Millers Mutual as contemplated by the Underwriting Agreement, have been validly issued and are fully paid and non-assessable.

     D.   The Rights have been duly and validly authorized by the Company.

     E. The Rights to be issued in connection with the Common Stock to be sold and delivered by the Individual Selling Shareholders as contemplated by the Underwriting Agreement will, when issued, be validly issued, fully paid and non-assessable.

     F. The Rights that are currently held by Millers Mutual and which are to be delivered by Millers Mutual in connection with the Common Stock to be sold and delivered by Millers Mutual as contemplated by the Underwriting Agreement, have been validly issued and are fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.


                                  Sincerely,

                                  /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                  Akin, Gump, Strauss Hauer & Feld, L.L.P.


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